Exhibit 10.32

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made effective this 28th day of February 2006, by and between Delta Mutual, Inc., a Delaware Corporation (the "Company"), and Peter F. Russo (the "Executive").

Company desires to employ Executive and Executive desires to enter into the employ of Company in such capacity and on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

     1. Employment.

     Company hereby agrees to employ Executive as it's President and Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to employees of Company, in general. In the event of any conflict or ambiguity between the terms of this Agreement and the terms of employment applicable to employees of the Company in general, the terms of this Agreement shall prevail. Election or appointment of Executive to another office or position, regardless whether such position is inferior to Executive's initial position, shall not be a breach of this Agreement. Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement and that it is a valid and binding agreement against him according to its terms. In addition, Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

     2. Duties of Executive.

     Executive shall have such powers and duties as are commensurate with those positions as described in the Company's bylaws and as may be assigned to him from time to time by the Company's Board of Directors (the "Board"). Except for periods of illness, incapacity, vacation periods and other periods of authorized absence, all in accordance with Company's regular practice for principal executive officers. Executive shall devote all of his business time, attention, skills and efforts exclusively to the business and affairs of Company and its subsidiaries and shall perform his duties in a professional, ethical and business-like manner. Executive, will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Company.

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     3.  Compensation.

     For all services rendered by Executive in any capacity required hereunder during the term of this Agreement, including, without limitation, services as an employee, officer, director, or member of any committee of Company, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows:

              A. A fixed salary of $180,000 per year ("Base Salary"), payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly. Notwithstanding the previous sentence of this Paragraph 3.A., Executive agrees to accept a minimum monthly salary of $6,500 until such time as the financial condition of the Company (as determined by the Board, in its sole discretion) permits the payment of his full monthly salary of $15,000. Executive agrees that the Company will record as his accrued salary the difference (if any) between the actual monthly salary paid to Executive and $6,500 and that the Company shall have no further accrued salary liability to Executive. The Base Salary shall be reviewed not later than the end of each calendar year that Executive is employed by Company. Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city, local or other taxes as shall be required pursuant to law or governmental regulation or ruling.
              B. Bonus. Executive shall be included, in a manner consistent with his position, in any bonus system, bonus pool, incentive compensation, profit sharing, deferred compensation or similar plan or program for its principal executive officer, senior executives, officers or employees that may be implemented from time to time by the Board.
              C. Stock Options. Executive shall be included, in a manner consistent with his position, in any stock option plan(s) for its principal executive officer, senior executives, officers and/or employees of Company in general, that may be established from time to time by the Board.
              D. Additional Benefits. Except as modified by this Agreement, Executive shall be entitled to participate in the Company's group health insurance plan and any other benefit plans (including pension or retirement plans) as are made available to its principal executive, senior executives, officers and/or employees of the Company in general. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of the Company's group health insurance plan or any other benefit plan or program, provided that such amendment or termination is applicable to all employees of Company. In addition, Executive shall be entitled to be paid for vacation days, sick days and holidays in accordance with the Company's current paid time off policies for senior executives, provided that Executive shall be entitled to not less than fifteen (15) days of paid vacation per calendar year during the period that this Agreement is in effect. The carry-over of any unused vacation days will be governed by and in accordance with Company policy. Additional periods of absence due to illness, incapacity or personal leave, if any, shall be granted at the discretion of the Board which, in its sole discretion, may compensate Executive during periods of additional absence.
              E. Business Expenses. Company shall pay or reimburse Executive for all reasonable, necessary and usual business expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement, subject to Executive's presentation of appropriate documentation and receipts and in accordance with such procedures as Company may from time to time establish for its principal executive officer, senior executives and/or officers, consistent with the need to preserve any deductions to which Company may be entitled for Federal tax purposes.


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     4. Term and Termination

              A.  This Agreement shall commence on March 11, 2006 and shall
                  continue in   effect for a period of three (3) years (the
                  "Term").
              B. Termination For Cause. Company may discharge Executive at any time for "Cause" which shall be defined as any of the following: 1) any act of fraud, misappropriation, self dealing, personal dishonesty or moral turpitude; 2) willful misconduct; 3) indictment of a crime that constitutes a felony; 4) breach by Executive of any of his obligations regarding confidential information as set forth in Section 5 of this Agreement; 5) if Executive fails or refuses (through habitual neglect or otherwise) to perform material assigned duties; 6) if Executive engages in conduct that causes material harm or damage to Company, including Company's reputation or standing; 7) any material violation of Company policy, that is not cured within ten (10) days after receipt of written notice from Company; or 8) any material breach of any provision of this Agreement. In addition to applicable law, Company may discharge Executive for "Cause" in the event Executive becomes physically or mentally disabled and is therefore substantially unable to carry out his duties for a period of 120 days or more in any twelve-month period. In the event of a termination for "Cause", Company shall provide five
                  (5) days written notice to Executive ("Termination Notice") and Executive shall be ineligible for any additional Base Salary, severance or other payments or benefits under this Agreement or otherwise after the date of termination specified in the Termination Notice.
              C. Other Termination. If Executive's employment is terminated by Company for any reason other than death or for "Cause" (as defined in Section 4.B.), then Company agrees to continue Executive's Base Salary for six (6) months or until such time as Executive commences other full-time employment, whichever occurs earlier. Executive may terminate this Agreement at any time providing at least sixty (60) days written notice to Company ("Executive's Termination Notice"). If Executive terminates this Agreement, then Company may, upon receipt of Executive's Termination Notice, immediately relieve Executive of all obligations and duties under this Agreement, provided that Executive's then current Base Salary and benefits shall continue until the termination date specified in Executive's Termination Notice.
              D. Termination For Change In Control. If Executive's employment is terminated without Cause upon a consolidation, merger or the sale of substantially all the assets of Company to another corporation or entity in which Company is not the surviving entity, then Executive shall be entitled to receive a lump sum payment upon such termination equal to the greater of: 1) 100% of his then current Base Salary plus 100% of his incentive compensation for the prior fiscal year or 2) 100% of his then current Base Salary plus 100% of his projected annual incentive compensation for the remainder of the Term of this Agreement, and Executive shall not be entitled to any further payments pursuant to this Agreement.

         5. Other Duties During and After Term.

              A. Confidential Information. Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients or customers of the Company or any of its subsidiaries or affiliates (any and all such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that Company has previously made publicly available or which is in the public domain, is confidential information and is unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of Executive's duties under this Agreement. Executive shall not divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, clients or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable and best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by Executive or otherwise coming into his possession, are confidential information and are, shall be, and remain property of the Business. No copies shall be made which are not retained by the Business, and Executive agrees, on termination of his employment or on demand of Company, to deliver same to Company.

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              B.  Remedies. Company's obligation to make payments or provide for any benefits under this Agreement shall cease upon a violation of the preceding provision of this Section 5. Executive acknowledges that Company may be severely and irreparably damaged in the event Executive violates the provision of
                  Section 5.A. above, and that the extent of the damage may be difficult or impossible to determine. Therefore, Executive agrees that the Company shall be entitled to equitable relief, including a preliminary as well as a permanent injunction (without the necessity of posting bond). Executive's agreement as set forth in Section 5 shall (i) continue throughout the duration of Executive's employment with Company; and (ii) survive Executive's termination of this Agreement and/or Executive's employment with Company, whether or not such termination of Executive is voluntary, is the result of termination of Executive by Company with or without Cause, or is the result of a change in control.

         6. Notices.

         Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

         If to Company:

                  Delta Mutual, Inc.
                  Attn: Chief Financial Officer
                  111 North Branch Street
                  Sellersville, PA 18960

         If to Executive:

                  Peter F. Russo
                  73 Watercrest Drive
                  Doylestown, PA 18901

         7. Final Agreement.

         This Agreement supercedes all prior understandings or agreements (whether written or oral) between Executive and Company or any of its subsidiaries and affiliates and sets forth the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified except by written amendment duly executed by both parties.

         8. Governing Law.

         This Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania.

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         9. Headings.

         Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

         10. No Assignment.

         Neither this Agreement nor any interest in this Agreement may be assigned by Executive without the prior written consent of Company, which may be withheld by Company at Company's absolute discretion.

         11. Severability.

         If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable provision had never been included.

         12. Arbitration.

         The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Philadelphia, Pennsylvania, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                           DELTA MUTUAL, INC.


                                           By: /s/ Martin G. Chilek
                                               ------------------------
                                               Martin G. Chilek
                                               Vice President and CFO



                                           EXECUTIVE


                                           By: /s/ Peter F. Russo
                                               -------------------------
                                               Peter F. Russo

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